SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 6, 2006

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

      Nevada                                         0-7246                            95-2636730

(State or Other Jurisdiction       (Commission                      (IRS Employer

       of Incorporation)                        File Number)                 Identification No.)

103 East Main Street; Bridgeport, WV    26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code:    304-842-3597

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

 Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01.       Other Events

On July 20, 2006 Petroleum Development Corporation (the "Company") announced that it had sold a portion of its undeveloped leasehold located in Grand Valley Field, Garfield County, Colorado to Marathon Oil Corporation.  The sale encompassed 100% of the working interest in approximately 8,700 acres, including approximately 6,400 acres of the Company's Chevron leasehold and 2,300 acres of the Company's Puckett Land Company leasehold.  Marathon paid PDC for the transaction a total of $354 million.

As previously announced, the Company has entered into a "Like-Kind Exchange" agreement with J.P. Morgan Property Exchange, Inc. as the Qualified Intermediary.  Of the $354 million proceeds from the leasehold sale, the Company transferred $300 million directly to the Qualified Intermediary to be held in trust for a Like-Kind Exchange.  The Company has determined that there are sufficient properties available for purchase in order to continue to maintain its option to purchase suitable properties under the Like-Kind Exchange.  For competitive reasons, the Company will continue its past practice of announcing acquisitions after the execution of a purchase and sale agreement.  The Company will have until mid-January 2007 to close on any acquisitions in order to take advantage of the income tax deferral benefits of the Like-Kind Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

By           /s/ Darwin L. Stump

                Darwin L. Stump

                Chief Financial Officer

                Date:  September 6, 2006